Exhibit 3.77

OPERATIVE AGREEMENT

OF

UTILITY PRODUCTS SUPPLY COMPANY, LLC

A Colorado Limited Liability Company

Dated Effective as of August 8, 2001

OPERATING AGREEMENT

OF

UTILITY PRODUCTS SUPPLY COMPANY, LLC

This Operating Agreement (this “Agreement”) is entered into as of August 8, 2001, by and among the Members executing this Agreement, and such other Persons as may hereafter be admitted as Members in accordance with this Agreement. The initial Members are Western States Electric, Inc., an Oregon corporation (“Western States”) and Southwest Power, Inc., a California corporation (“Southwest Power”) and their addresses and respective Capital Contributions are as stated in Exhibit A attached to this Agreement.

Recitals

A. Utility Products Supply Company, LLC was formed as a Colorado limited liability company by filing Articles of Organization with the Colorado Secretary of State on August 8, 2001.

B. The parties have agreed to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE. for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties, intending legally to be bound, agree as follows:

Section I Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Colorado Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore pursuant to Section 4, or is deemed obligated to restore pursuant to Regulation Sections 1.704-1(g)(i) and (1)(5) (i.e., the Interest Holder’s Share of Minimum Gain and Member Minimum Gain); and

(ii) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” means, with respect to any Member, any Person: (i) which owns directly or indirectly more than 50% of the voting interests in the Member, or (ii) in which the Member owns directly or indirectly more than 50% of the voting interests, or (iii) in which more than 50% of the voting interests are owned directly or indirectly by a Person who has a relationship with the Member described in clause (i) or (ii) above.

“Agreement” means this Operating Agreement, as amended from time to time.

“Capital Account” means the account maintained by the Company for each Interest Holder in accordance with the following provisions:

(i), an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s allocable share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Section N (other than Section 4.3.3); and

(ii) an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the Interest Holder’s allocable share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section N (other than Section 4.3.3).

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

“Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.

“Capital Transaction” means any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses (including but not limited to legal, accounting and interest expenses) and to pay or establish reasonable reserves for approximately six months of future expenses, debt payments, capital improvements and replacements as determined by the Manager(s). Cash Flow shall not include Capital Proceeds, but Cash Flow shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company formed in accordance with this Agreement.

“Economic Interest” or “Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Interest Holder” means any Person who holds an Economic Interest, whether as a Member or not as a Member.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(i) the Member makes an assignment for the benefit of creditors;

(ii) the Member files a voluntary petition of bankruptcy;

(iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(iv) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

(vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all, or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

(viii) if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(x) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company,

(xi) if the Member is a corporation. the dissolution, of the corporation or the revocation of its charter,

(xii) if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or

(xiii) breach of this Agreement by the Member.

“Manager(s)” are the Person(s) designated as such in Section V.

“Marginal Tax Rate” means, for a particular period, a federal income tax rate and where appropriate a state income tax rate determined by the Manages) after taking into account the Profits and Losses of the Company for such period. For any particular period, the same “Marginal Tax Rate” shall be applied to all of the Members.

“Member” means each person signing this Agreement and any person who subsequently is admitted as a member of the Company.

“Member Loan Nonrecourse Deductions” means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.7104-2(i).

“Member Minimum Gain” has the meaning set forth in Regulation Section 1-704-2(i) for “partner nonrecourse debt minimum gain.”

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Economic Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(l). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulation Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Percentage(s)” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Economic Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Economic Interest. .

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Resignation” means a Member’s dissociation with the Company by means other than by a Transfer or an Involuntary Withdrawal.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

Section II

Formation and Name: Office; Purpose; Term

2.1. Organization. The Company was organized as a Colorado limited liability company upon the filing of the Articles of Organization filed with the Colorado Secretary of State on August 8, 2001.

2.2. Name of the Company. The name of the Company shall be “Utility Products Supply Company, LLC”. The Company may do business under that name and under any other name or names which the Manager(s) select, including “UPSCO.” If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name certificate as required by law.

2.3. Purpose. The Company is organized primarily for purpose of conducting business as a wholesale distributor of products and for any other lawful purpose permitted by applicable law, and to do any and all things necessary, convenient, or incidental to that purpose, or for any other lawful purpose.

2.4. Term. The term of the Company shall begin upon the acceptance of the Articles of Organization by the Colorado Secretary of State and shall continue in existence in perpetuity, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.5. Principal Office. The principal office of the Company shall be located at 9151 SE McBrod, Portland, Oregon 97222, or at any other place that the Manager(s) select.

2.6. Resident Agent and Registered Office. The address of the initial registered office of the Company in the State of Colorado shall be 1560 Broadway Street, Suite 2090, Denver, Colorado 80202, and the name of the Company’s resident agent in the State of Colorado at that address shall be CSC, the United States Corporation Company.

2.7 Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit A.

2.8. Agreement. The parties expressly agree and intend that this Agreement, as amended, be the sole source of agreement of the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to Sections of the Code or Treasury Regulations or is prohibited or ineffective under the Act, this Agreement shall govern, even when contrary to the Act, or inconsistent with or different from the provisions of the Act, or any other law or rule.

Section In

Members; Capital; Capital Accounts

3.1. Rights of Members.

3.1.1. No Member shall be personally liable for any of the debts or obligations of the company or have the power to sign for or to bind the Company.

3.1.2. A Member is liable to the Company:

3.1.2.1. For the difference between its contributions to capital as actually made and those stated in Exhibit A hereto as having been made; and

3.1.2.2. For any unpaid contribution to capital which it agreed in Exhibit A hereto to make in the future at the time and an the conditions stated in Exhibit A hereto.

3.1.3. A Member holds as trustee for the Company:

3.1.3.1. Specific property stated in Exhibit A hereto as contributed by such Member, but which was not contributed or which has been wrongfully or erroneously returned; and

3.1.3.2. Money or other property wrongfully paid or conveyed to such Member on account of its contribution.

3.1.4. The liabilities of a Member as set out in this Section can be waived or compromised only by the consent of all Members; but a waiver or compromise shall not affect the right of a creditor of the Company who extended credit or whose claim to enforce the liabilities arose after the filing and before a cancellation or amendment of the Articles of Organization.

3.2. Capital Contributions. Each initial Member has contributed to the Company cash or property valued at the amounts respectively set forth on Exhibit A. The Manager(s) shall amend Exhibit A as necessary to reflect additional, or changes to, the Members and the applicable Percentages and Capital Contributions.

3.3. Additional Capital Contributions. No Member shall be obligated to make any Capital Contributions to the Company other than those set forth on Exhibit A.

3.4. No Interest on Capital Contributions. Except as expressly provided herein, Interest Holders shall not be paid interest on their Capital Contributions.

3.5. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement may be considered as such by law, or upon dissolution of the Company, and then only to the extent provided for in this Agreement.

3.6. Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Interest Holder shall not have the right to receive anything other than cash in return of the Interest Holder’s Capital Contribution.

3.7. Capital Accounts. A separate Capital Account shall be maintained for each interest Holder.

3.8. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section IV

Profit, Loss, and Distributions

4.1 Distributions of Cash Flow.

4.1.1. Tax Distributions. During each fiscal year of the Company and in arty event no later than April 10th of the following fiscal year, each Member who has been allocated net taxable income of the Company (determined in accordance with Code Section 703(a)) for such fiscal year or preceding fiscal year, as the case may be, shall, to the extent the Company has adequate cash reserves (as determined in good faith by the Manager(s)), receive a cash distribution equal to its allocable share of such net taxable income multiplied by the Marginal Tax Rate for the taxable year of such allocation. The Manager(s) are authorized to reasonably estimate the taxable income of the Company on a quarterly basis and distribute cash to the Members in accordance herewith in an amount sufficient to pay any quarterly estimated tax payments required of such Members as a result of the Company’s net taxable income for the quarter.

4.1.2. Cash Flow. It is not anticipated that the Company Will distribute cash or other assets to the Members on a regular basis (other than as described in Section 4.1.1), but in the event the Company has Cash Flow available for distribution, such Cash Flow shall be distributed among the Members in proportion: to their Percentages, except for distributions in accordance with Section 4.1 and Section 4.4.

4.2 Allocation of Profit and Loss.

4.2.1. Loss. After giving effect to the special allocations set forth in Section 4.3, Loss shall be allocated as follows:

4.2.1.1. Loss will be allocated to the interest Holders, pro rata in the proportion to their Percentages, until the aggregate Capital Accounts of each of the Interest Holders equal zero; then,

4.2.1.2. The remaining Loss will be allocated to the Interest Holders in proportion to their Percentages.

4.2.2. Profit. After giving effect to the special allocations set forth in Section 4.3, Profit shall be allocated as follows:

4.2.2.1. first, to each Interest Holder which previously had been allocated Loss pursuant to 4.2.1 above which have not been fully offset by allocations of Profit pursuant to this Section until the total amount of Profit allocated to each such Interest Holder pursuant to this Section is equal to the total amount of Loss which has been allocated to such Member pursuant to 4.2.1 above. Profit allocated pursuant to this Section 4.2.2.1 shall be allocated to the Interest Holders in the same order in which Loss was allocated to them;

4.2.2.2. second, to each Interest Holder, an amount equal to the total amount of distributions made or which would be distributable to such Interest Holder under Section 4.1, in the same order as the distributions made or which would be distributable to them; and

4.2.2.3 thereafter to each Interest Holder in proportion to their Percentages.

4.3. Regulatory Allocations.

4.3.1. Quaked Income Offset. No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution, which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.3.1 is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” provisions of the Regulations promulgated under Code Section 704(b).

4.3.2. Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g)(2). Allocations of gross income and gain pursuant to this Section 4.3.2 shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.3.2 shall constitute a “minimum gain chargeback” under Regulation Section 1.704-2(f).

4.3.3. Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Section 1.704-1(b)(2(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder.

4.3.4. Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as as item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

4.3.5. Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentages.

4.3.6. Member Low Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(b).

4.3.7. Guaranteed Payments. To the extent any compensation paid to any Member by the Company, including any fees payable to any Member pursuant to Section 5.3 hereof, is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

4.3.8. Unrealized Receivables. If an Interest Holder’s Interest is reduced (provided the reduction does not result in a complete termination of the Interest Holder’s Interest), the Interest Holder’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.4 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any interest Holder, be specially allocated among the Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Manager(s).

4.3.9. Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

4.4. Liquidation and Dissolution.

4.4.1. If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.2, if any, and distributions, if any, of cash or property, if any, pursuant to Section 4.1.

4.4.2. No Interest Holder shall be obligated to restore a Negative Capital Account.

4.5. General.

4.5.1. Except as otherwise provided in Section 4.1.1, and elsewhere in this Agreement, if applicable, the timing and amount of all distributions shall be determined by the Manager(s).

4.5.2. All distributions to the Members pursuant to Section 4.1 shall be divided among them in proportion to their Percentages.

4.5.3. No distribution shall be made by the Company to the extent that, after giving effect to the distribution, the liabilities of the Company would exceed the fair market value of the Company’s assets.

4.5.4. All distributions to the Members are subject to set-off by the Company for any amount owed the Company by the Member or any assignor of such Member.

4.5.5. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 4.1 for all purposes under this Amt. The Manager(s) are authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state,: or local law, and may allocate any such amounts among the Members in any manner that is in accordance with applicable law.

4.5.6. If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value; and any Interest Holder entitled to, any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Manager(s). The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.4.

4.5.7. All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year, provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary nonrecurring items of the Company.

4.5.8. The Manager(s) are hereby authorized, upon the advice of the Company’s tax counsel, to amend this Section IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder’s prior written consent.

4.5.9. Every nonresident Member (as defined for Colorado income tax purposes) shall provide to the Company any one or more signed written agreements, at the times and in the forms prescribed by the Company, which the Company determines must be filed with the Colorado Department of Revenue under Colorado Revised Statutes § 30-22-601, as amended, or any successor to such section, or under any regulations or other pronouncements of the Colorado Department of Revenue.

Section V

Management: Rights, Powers, and Duties

5.1. Management.

5.1.1. The Company shall be managed by its Manager(s), who may, but need not, be Members. The number of Manager(s) shall initially be three (3). William C. Hockensmith, Michael T. Munch, and James E. Furber are hereby designated to serve as the initial Managers. The number of Manager(s) shall be fixed from time to time by the vote of the Members, but in no instance shall there be less than one Manager. Each Manager shall hold office until the Manager ceases to be a Manager in accordance with this Agreement. Vacancies occurring in the positions of Manager for any reason shall be filled by the vote of the Members.

5.1.2. All powers of the Company shall be exercised by or under the authority of the Manager(s). Decisions of the Manager(s) within their scope of authority shall be binding upon the Company and each Member. Any matter before the manages within the authority of a Manager shall be decided by a majority vote of Manager(s). The Manager(s) shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, for Company purposes, the power to:

5.1.2.1. acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

5.1.2.2. construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

5.1.2.3: sell, dispose, trade, or exchange Company assets in the or course of the Company’s business;

5.1.2.4. enter into agreements and contracts and to give receipts, releases and discharges;

5.1.2.5. purchase liability and other insurance to protect the Company’s properties and business;

5.1.2.6. borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company;

5.1.2.7. execute or modify leases with respect to any part or all of the assets of the Company;

5.1.2.8. prepay, in whole or in part, refinance, amend, modify, or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages or deeds of trust;

5.1.2.9. execute any and all other instruments and documents which may be necessary or in the opinion of the Manager(s) desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

5.1.2.10. make any and all expenditures which the Manager(s), in their sole discretion, deem necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization, financing and operation of the Company;

5.1.2.11. appoint officers, including a President, Vice Presidents, Secretary and Treasurer, if, in the opinion of the Manager(s), such appointments would be beneficial to the operation of the Company, and assign day-to-day management duties to such officers in the Manager(s) discretion, and pay such officers for the performance of their duties as employees of the Company;

5.1.2.12. enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company;

5.1.2.13. invest and reinvest Company reserves in short-term instruments or money market funds; and

5.1.3. Meetings of the Manager(s) shall be held at the principal place of business of the Company or at any other place that a majority of the Manager(s) determine. In the alternative, meetings may be held by conference telephone, provided that each of the Manager(s) can hear the others. The presence of a majority of the Manager(s) shall constitute a quorum for the transaction of business. Meetings shall be held at least once each quarter, or otherwise in accordance with a schedule established by the Manager(s). In addition, any of the Manager(s) may convene a meeting of the Manager(s) upon at least two (2) business days’ prior written notice to the other Manager(s). The Manager(s) also may make decisions, without holding a meeting, by the unanimous written consent of the Manager(s). Mutates of each meeting and a record of each decision shall be kept by the designee of the Manager(s) and shall be given to the Members promptly after the meeting.

5.1.4. Approval of a majority of the Manager(s) shall constitute and act of the Managers;

5.1.5. Each of the Manager(s) shall have the full power to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to the Company’s assets or obligations. No person dealing with a Manager need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Manager, or as to the authority of the Manager in executing the same.

5.1.6. Notwithstanding anything to the contrary in this Agreement, the Manager(s) shall not undertake any of the following without the approval of the Members.

5.1.6.1. the Company’s lending or borrowing more than $100,000 on any one occasion;

5.1.6.2. the admission of additional Members to the Company;

5.1.6.3. the Company’s engaging in business in any jurisdiction which does not provide for the registration of limited liability companies;

5.1.6.4. approve or authorize any merger, consolidation, or equity exchange with any other entity;

5.1.6.5. sell or otherwise dispose of all, or substantially all, of the assets of the Company outside of the ordinary course of business in a single or series of related or unrelated transactions.

5.1.7. Removal and Cessation of Manager(s).

5.1.7. l. The Manager’s Involuntary Withdrawal. If any one or more of the following events occurs, the Members may remove a Manager and elect a new Manager:

(a) The Manager’s willful or intentional violation or reckless disregard of the Manager’s duties to the Company. (The determination of whether one or more of such events exist shall be made by those Members holding a majority of the Percentages then held by Members and shall be final, binding, and not reviewable (unless the decision was based on a material mistake of fact or law or was arbitrary and capricious)); or

(b) The Members, at their sole and absolute discretion, for any reason or no reason, by vote of the Members holding a majority of the Percentages then held by Members, approve the removal of a Manager.

5.1.7.2. The Manager’s Voluntary Withdrawal. A Manager may resign at any time by giving written notice to the Members and the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.1.7.3. Death or Incapacitation of Manager. Any manger shall cease to be a Manager on the Manager’s death or incapacitation.

5.1.7.4. Effects on Membership Status. Any Member who has ceased to be a Manager shall continue to be a Member and such cessation shall not affect the rights of such Member as a Member.

5.2. Compensation of Manager(s).

5.2.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Manager(s), no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

5.2.2. Unless approved by Members holding more than fifty percent (50%) of the Percentages then held by Members, the Manager(s) shall not be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Manager(s) shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.3. Duties of Parties.

5.3.1.1 A Manager elected pursuant to this Operating Agreement shall perform his or her duties as a manager in good faith, in a manner he or she reasonably believes to be in the best interests of the limited liability company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Person who so performs his or her duties shall not have any liability by reason of being or having been a Manager of the Company.

5.3.1.2 In performing his or her duties, a Manager shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) One or more employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented;

(b) Any attorney, public accountant, or other person as to matters which the Manager reasonably believes to be within such person’s professional or expert competence; or

(c) A committee upon which he or she does not serve, duly designated in accordance with a provision of this Agreement, as to matters within its designated authority, which committee the Manager reasonably believes to merit confidence.

Section 7-108-501 of the Colorado Business Corporation Act (entitled “conflicting interest transaction”) shall apply to contracts or other transactions between the Company and any of its Manager(s) or committee members and any other entity in which any of its Manager(s) or committee members is a director or has a material financial interest; provided that references therein to the “corporation” shall be deemed to be to the Company, references to a “director” shall be deemed to be to the Manager(s), references to “shareholders” shall be deemed to be to “Members” and references to the “board of directors” shall be to the “Management Committee” if one is appointed.

5.4. Liability and Indemnification.

5.4.1. A Manager shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Manager within the scope of the authority conferred on the Manager by this Agreement, except for actions or omissions constituting fraud, gross negligence, or an intentional breach of this Agreement or applicable law.

5.4.2. The Company shall indemnify a Manager for any act performed by the Manager within the scope of the authority, conferred on the Manager by this Agreement, except for actions or omissions constituting fraud, gross negligence, or an intentional breach of this Agreement or applicable law. The Company shall promptly notify the Members whenever a Manager has been so indemnified by the Company.

5.5. Power of Attorney.

5.5.1. Grant of Power. Each Member constitutes and appoints each Manager as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place and stead, to make, execute, sign, acknowledge, and file:

5.5.1.1. one or more articles of organization;

5.5.1.2. all documents (including amendments to articles of organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

5.5.1.3. any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Colorado or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Colorado;

5.5.1.4. one or more fictitious or trade name certificates; and

5.5.1.5. all documents which may be required to dissolve and terminate the Company and to cancel its articles of organization.

5.5.2. Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of an interest, except that if the transferee is approved for admission as a Member, this power of attorney shall survive the. delivery of the assignment for the sole purpose of enabling the Attorney-in Fact to execute, acknowledge and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

5.5.3. Limitation on Authority of Member.

5.5.3.1. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member

5.5.3.2. Any Member who takes any action or binds the Company in violation of this Section 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

5.6. Meetings of and Voting by Members.

5.6. l. A meeting of the Members may be called at any time by a Manager or by those Members holding at least 10% of the Percentages then held by Members. Meetings of Members shall be held at the Company’s principal place of business or at any other place within Colorado designated by the Persons calling the meeting. Meetings of Members may be held outside Colorado upon the approval of a majority of Manager(s). Not less than ten (10) nor more than fifty (50) days before each meeting, the Persons calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy and fails to object to the lack of notice. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding more than fifty percent (50%) of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in fact.

5.6.2. Except as otherwise provided in this Agreement, the affirmative vote of Members holding more than fifty percent (50%) of the Percentages then held by Members present at a meeting at which there is a quorum shall be required to approve any matter coming before the Members.

5.6.3. An annual meeting, for such business as may come before the meeting, shall be held during the first quarter of each year at such time and place as the Manager(s) shall fix. Notice shall be given to the Members in accordance with Section 5.6.1.

5.6.4. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the unanimous consent of Members.

5.6.5. Wherever the Act requires unanimous consent to approve or take any action, that consent shall be given in writing and, in all cases, shall mean the consent of all Members.

5.6.6. If any vote is required on any matter under this Agreement, and there are neither sufficient votes to approve nor disapprove of the matter, then any Member may require that the matter be resolved pursuant to the Dispute Resolution Procedure provisions attached hereto as Exhibit B.

Section VI

Transfer of Interests and Withdrawals of Members

6.1. Transfers.

6.1.1. No Person may Transfer all or any portion of or any interest or rights in the Person’s Membership Rights or Economic Interest unless the following conditions (“Conditions of Transfer”) are satisfied:

6.1.1.1. the Transfer will not require registration of Economic Interests or Membership Rights under any federal or state securities laws;

6.1.1.2. the transferee delivers to the Company a written agreement to be bound by the terms of Section VI of this Agreement;

6.1.1.3. the Transfer will not result in the termination of the Company pursuant to Code Section 708:

6.1.1.4. the Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended:

6.1.1.5. the transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number, and (ii) the transferee’s initial tax basis in the Transferred Interest; and

6.1.1.6. the transferor complies with the provisions set forth in Section 6.1.4.

6.1.2. If the Conditions of Transfer are satisfied, then a Member or Economic Interest Holder may Transfer all or any portion of that Person’s Economic Interest. The Transfer of an Economic Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor’s other Membership Rights, if any, and the transferee of the Economic Interest shall have no right to become a Member or exercise any Membership Rights other than those specifically pertaining to the ownership of an Economic Interest, unless otherwise agreed by the unanimous consent of the Members.

6.1.3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Economic Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate is the management of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights.

6.1.4. Right of First Refusal.

6.1.4.1. If a Member (individually, a “Transferor”) receives or makes a bona fide written offer (the “Transferee Offer”) from or to any other Person (a “Transferee”) to purchase or sell all or any portion of or any interest or rights in the Transferor’s Membership Rights (the “Transferor Interest”) for consideration then, prior to any Transfer of the Transferor Interest, the Transferor shall give the remaining Members (the “Remaining Members”) written notice (the “Transfer Notice”) containing each of the following:

6.1.4.1.1. the Transferee’s identity,

6.1.4.1.2. a true and complete copy of the Transferee Offer; and

6.1.4.1.3. the Transferor’s offer (the “Offer”) to sell the Transferor Interest to the Remaining Members for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable on the terms of payment set forth in the Transferee Offer.

6.1.4.2. The Offer shall be and remain irrevocable for a period (the “Offer Period”) ending at 11:59 P.M. local time at the Company’s principal office, on the thirtieth (30th) day following the date the Transfer Notice is given to the Remaining Members. At any time during the Offer Period, a Remaining Member may accept the offer by notifying the Transferor in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor Interest in the proportion that his respective Percentage bears to the total Percentages of all of the Remaining Members who desire to accept the Offer. If one or more Remaining Members accept the Offer, then the parties shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than ten (10) or more than ninety (90) days after the expiration of the Offer Period

6.1.4.3. If any Remaining Member accepts the Offer, the Transfer Purchase Price shall be paid in immediately available funds on the Transfer Closing Date in accordance with the payment terms set forth in the Transferee Offer.

6.1.4.4. If no Remaining Member accepts the Offer (within the time and in the manner specified in this Section), then the Transferor shall be free for a period (the “Free Transfer Period”) of thirty (30) days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions of Transfer (other than 6.1.1.6.). If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor’s right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

6.1.4.5. Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

6.1.5. Admission of Transferee as Member. Notwithstanding anything contained herein to the contrary (except as provided in this Section 6.1.5), the transferee of all or any portion of or any interest or rights in any Membership Rights or Economic Interest shall not be entitled to become a Member or exercise any rights of a Member. The transferee shall be entitled to receive, to the extent transferred, only the distributions to which the transferor would be entitled. The transferee shall be admitted as a Member only upon the unanimous consent of the Members.

6.2. Resignation. No Member shall have the right or power to Resign from the Company.

6.3. Mandatory Buy-out in Event of Involuntary Withdrawal.

6.3.1. If the Members elect to continue the Company after an Involuntary Withdrawal, the Members other than the withdrawn Member (“Remaining Members”) shall purchase, and the withdrawn Member shall sell, all of the Membership Rights owned of record and beneficially by the withdrawn Member (the “Withdrawal Interest”) for a price equal to the amount the withdrawn Member would receive if the Company were liquidated and an amount equal to the Appraised Value were available for distribution to the Members pursuant to Section 4.4, (the “Withdrawal Purchase Price”). In the absence of an agreement among the Remaining Members, each Remaining Member shall purchase the Withdrawal Interest in the proportion that his respective Percentage bears to the total Percentages of all Remaining Members.

6.3.2. The Remaining Members, by written notice addressed to the withdrawn Member, shall fix a closing date (the “Withdrawal Closing Date”) for the purchase. The Withdrawal Closing Date shall not be earlier than ten (10) days nor later than sixty (60) days after the later of the date on which the Involuntary Withdrawal occurred or the date on which the Company received notice of the Involuntary Withdrawal.

6.3.3. The Withdrawal Purchase Price shall be paid in cash on the Withdrawal Closing Date. Simultaneously with the payment of the Withdrawal Purchase Price, the withdrawn Member shall execute and deliver to the Remaining Members those assignments and other instruments as may be reasonably required to vest in the Remaining Members all right, title, and interest in and to the Withdrawal Interest, free and clear of all liens and encumbrances.

6.4. Appraised Value.

6.4.1. The term “Appraised Value” means the appraised value of the equity of the Company’s assets as hereinafter provided. Within fifteen (15) days after demand by either one to the other, the Company and the withdrawn Member shall each appoint an appraiser to determine the value of the equity of the Company’s assets. If the two appraisers agree upon the equity value of the Company’s assets, they shall jointly render a single written report stating that value. If the two appraisers cannot agree upon the equity value of the Company’s assets, they shall each render a separate written report and shall appoint a third appraiser, who shall appraise the Company’s Assets and determine the value of the equity therein, and shall render a written report of his opinion thereon. Each party shall pay the fees and other costs of the appraiser appointed by that party, and the fees and other costs of the third appraiser shall be shared equally by both parties.

6.4.2. The equity value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be the Appraised Value; provided, however, that if the value of the equity contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern; and provided, further, that if the value of the equity contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1. Events of Dissolution. The Company shall be dissolved upon unanimous written agreement of the Members.

7.2. Liquidating Trustee. If the Company is dissolved, the Manager(s) shall act as liquidating trustees. The Manager(s) shall liquidate and reduce to cash the assets of the Company as promptly as is consistent with obtaining a fair value therefor and, unless otherwise required by law, shall apply and distribute the proceeds of liquidation, as well as any other Company assets, first, to the payment of creditors of the Company, including interest Holders who are creditors, in satisfaction of the liabilities of the Company, then to interest Holders in satisfaction of any distributions of Cash Flow; and then to the Interest Holders in accordance with Section 4.4.

7.3. Filing of Statement of Intent to Dissolve and Articles of Dissolution. If the Company is dissolved pursuant to Section 7.1, the Manager(s) shall promptly file a Statement of Intent to Dissolve with the Colorado Secretary of State. After the affairs of the Company are wound up pursuant to Section 7.2, the Manager(s) shall promptly execute and file Articles of Dissolution with the Colorado Secretary of State. If there are no Manager(s), then the Articles of

Dissolution shall be filed by the remaining Members; if there are no remaining Members, the Articles shall be filed by the last Person to be a Member, if there are neither Manager(s), remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1. Bank Account. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Manager(s) shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2. Books and Records. The Manager(s) shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s registered office for inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours. Without limiting any of the foregoing, the Manager(s) shall keep or cause to be kept at the registered office the following:

8.2.1. A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

8.2.2. A copy of the articles of organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to, which any amendment has been executed;

8.2.3. Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

8.2.4. Copies of any currently effective Agreement, copies of any writings regarding contributions of members or members’ liability therefor, and copies of any financial statements of the Company for the three most recent years;

8.2.5. Minutes of every annual and special meeting of the Members;

8.2.6. A statement prepared and certified as accurate by at least one of the Manager(s) which describes:

8.2.6.1. The amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute in the future;

8.2.6.2. The times at which events on the happening of which any additional contributions agreed to be made by each Member are to be made;

8.2.6.3. The time at which or the events on the happening of which a Member may terminate his or her membership in the Company and the amount of, or the method of determining, the distribution to which he or she may be entitled respecting his membership interest and the terms and conditions of the termination and distribution;

8.2.6.4. Any right of a Member to receive distributions which include a return of all or any part of a Member’s Contribution;

8.2.7. Any written consents obtained from Members acting in lieu of a meeting pursuant to Section 5.2.4.

8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Manager(s), subject to the requirements and limitations of the Code.

8.4. Reports. Within one hundred twenty (120) days after the end of each taxable year of the Company, the Manager(s) shall cause to be sent to each Person who was a Member at any time during the taxable year then ended: (i) an annual compilation report, prepared by the Company’s independent accountants in accordance with standards issued by the American Institute of Certified Public Accountants; and (ii) a report summarizing the fees and other remuneration paid by the Company to any Member, the Manager(s), or any Affiliate in respect of the taxable year. In addition, within one hundred twenty (120) days after the end of each taxable year of the Company, the Manager(s) shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company which is necessary for preparing the Interest Holder’s income tax returns for that year. At the request of any Member, and at the Member’s expense, the Manager(s) shall cause an audit of the Company’s books and records to be prepared by independent accountants for the period requested by the Member.

8.5. Tax Matters Partner. Western States shall be the Company’s tax matters partner (“Tax Matters Partner”). The Tax Matters Partner may be changed by the determination of a majority of the Manager(s). The Tax Matters Partner shall have all powers and responsibilities provided in Code Sections 6221, et seq. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the approval of the Members.

8.6. Tax Elections. The Tax Matters Partner shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Tax Matters Partner’s sole and absolute discretion.

8.7. Title to Company Property. All real and personal property acquired by the Company shall be held and owned, and conveyance made, by the Company in its name.

Section IX

General Provisions

9.1. Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager(s) deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by the Manager(s). A notice must be addressed to an Interest Holder at the Interest Holder’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (m addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

9.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members and the Company. It supersedes all prior written and oral statements, agreements or understandings, and any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may be amended by the written consent of all of the Members.

9.5. Applicable Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW, NOT THE LAW RELATING TO CONFLICTS OF LAWS, OF THE STATE OF COLORADO.

9.6. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

9.8. Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the District of Colorado or any Colorado State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

9.12. Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member or any Manager, deliver to the requesting Person a certificate stating, to the Member’s knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within that ten (10)-day period, the Manager shall execute and deliver the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in Section 5.6.

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

COMPANY

Utility Products Supply Company, LLC, a Colorado limited liability company

By:	/s/ William C. Hockensmith

Name:	William C. Hockensmith
Title:	Manager

MEMBERS

Western States Electric, Inc., an Oregon corporation

By:	/s/ Michael T. Munch

Name:	Michael T. Munch
Title:	President

Southwest Power, Inc. a California corporation

By:	/s/ James E. Furber

Name:	James E. Furber
Title:	President

Operating Agreement

of

Utility Products Supply Company, LLC

EXHIBIT A

LIST OF MEMBERS, CAPITAL AND PERCENTAGES

Name, Address and Taxpayer I.D. Number	Initial Capital Contribution	Percentages
Western States Electric, Inc. 9151 S.E. McBrod Portland, OR 97222 EIN/Taxpayer ID: 93-0666602	$200,000.00	50.0%

Southwest Power, Inc. 9837 Pioneer Blvd Santa Fe Springs, CA 90670 EIN/Taxpayer ID: 95-4397734	$200,000.00	50.0%

TOTAL	$400,000.00	100.0%

Operating Agreement

of

Utility Products Supply Company, LLC

EXHIBIT B

DISPUTE RESOLUTION PROCEDURE

A.	Negotiations

Section 1.0 Duty to Negotiate. The Members shall inform one another promptly following the occurrence or discovery of any item or event that shall reasonably be expected to result in a dispute under or in connection with the Operating Agreement. The Members will attempt to resolve any such dispute satisfactorily by way of good faith negotiation.

Section 2.0 Referral to Senior Managers. Should a dispute arise that the Members cannot resolve satisfactorily within ten (10) days after being informed thereof in accordance with Section 1 hereof, any Member may deliver to the other Member written notice of the dispute with supporting documentation as to the circumstances leading to the dispute (“Notice of Dispute”). The Notice of Dispute shall include a schedule of the availability of the notifying Member’s senior Managers duly authorized to settle the dispute (“Senior Managers”) during the thirty (30) day period following the delivery of the Notice of Dispute. Within seven (7) days after delivery of the Notice, the other Member shall provide a schedule of the availability of such other Member’s Senior Managers during the remainder of the thirty (30) day period following the delivery of the Notice of Dispute: Following delivery of the Senior Managers’ schedules of availability, the Senior Managers shall meet and confer as often as they deem reasonably necessary during the remainder of the thirty (30) day period in good faith negotiations to resolve the dispute amicably. The Members in their sole discretion may also agree to utilize the service of a mediator pursuant to a joint engagement.

B.	Mediation

Section 3.0 Mediation. If the dispute has not been resolved by negotiation within thirty (30) days following the receipt of the Notice of Dispute, the Members shall attempt to resolve the dispute by mediation in good faith, and in accordance to the procedures set forth in Section 3 hereof.

Section 3.1 Initiation of Mediation. Either Member may initiate a mediation proceeding in accordance with Section 2 of the American Arbitration Association Commercial Mediation Rules (“AAA Commercial Mediation Rules”).

Section 3.2 Governing Procedures. To the extent that a matter is not addressed by this Section 3, the mediation proceedings shall be conducted with reference to the then current AAA

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Commercial Mediation Rules. In the event of a conflict between such rules and this Section 3, this Section 3 shall govern.

Section 3.3 Appointment of Mediator. The Members shall appoint a single mediator by mutual agreement. If the Members have not agreed within ten (10) days of the request for mediation on the selection of a mediator willing to serve, the American Arbitration Association (the “AAA’) shall appoint a qualified mediator to serve.

Section 3.4 Qualifications of Mediator. The mediator shall be neutral and impartial. The mediator shall be fully active in such mediator’s occupation or profession, knowledgeable as to the subject matter involved in the dispute, and experienced in mediation proceedings. The foregoing shall not preclude otherwise qualified retired lawyers or judges.

Section 3.5 Disclosure. Any candidate for the role of mediator shall promptly disclose to the Members all actual or perceived conflicts of interest involving the dispute or the Members. No mediator may serve if such mediator has a conflict of interest involving the subject matter of the dispute or the Members. If a mediator resigns or becomes unwilling to continue to serve as a mediator, a replacement shall be selected pursuant to the procedure set forth in Section 3.6 hereof for the selection of a replacement.

Section 3.6 Replacement. A replacement of a mediator who is removed or withdraws for any reason shall be selected in accordance with the procedure set forth in Section 3.3 hereof.

Section 3.7 Compensation. The mediator shall be fully compensated for all time spent in connection with the mediation proceedings in accordance with the mediator’s hourly rate not to exceed three hundred dollars ($300) per hour, unless otherwise agreed to by the Members. The compensation shall be advanced equally by the Members.

Section 3.8 Management of the Proceedings. The mediator shall manage the mediation proceedings as the mediator deems best so as to make the same expeditious, economical, and less burdensome and adversarial than litigation. The mediator controls the procedural aspects of the mediation proceedings. The mediator shall apply the governing substantive law chosen by the Members.

Section 3.9 Authority of Mediator. The mediator does not have the authority to impose a settlement on the Members but will attempt to help them reach a satisfactory resolution of their dispute.

Section 3.10 Exchange of Information.

(a) If any member has a substantial need for documents or other material in the possession of another Member, the Members shall attempt to agree on the exchange of requested documents or other material. If they fail to agree, either Member may request a joint meeting with the mediator who shall assist the Members in reaching an agreement.

(b) At the conclusion of the mediation process, upon the request of a Member which provided documents or other material to the other Member, the recipient shall return the same to the originating Member without retaining copies thereof.

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Section 3.11 Privacy. The mediation sessions are private. Only the Members, their representatives, and the mediator may attend the mediation sessions. Other persons may attend only with the permission of the Members and with the consent of the mediator.

Section 3.12 Termination of Mediation. The mediation proceedings shall be terminated by:

(a) the execution of a settlement agreement by the Members; or

(b) a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

(c) by a written declaration of the members to the effect that the mediation proceedings are terminated because an impasse has been reached.

Neither Member may withdraw from the proceedings before their termination.

Section 3.13 Expenses. All expenses of the mediation, and the expenses of any witness and the cost of any proofs or expert advice produced at the direct request of the mediator, shall be borne equally by the Members.

The expenses of witnesses for a Member shall be paid by the Member producing such witness.

Section 3.14 Confidentiality.

(a) The negotiation and mediation proceedings are confidential in their entirety. All negotiations pursuant to the negotiation and mediation provisions of Section 3 are confidential and shall be treated as compromise or settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

(b) The Members and the mediator shall not disclose information regarding the proceedings, including settlement terms, to third parties, unless the Members otherwise agree. All third parties shall agree in writing to keep such information confidential.

(c) All records, reports, or other documents received by the mediator while serving in that capacity shall be confidential. The mediator shall not be compelled to divulge such records or to testify in regard to the mediation in any adversary proceeding or judicial forum, unless the Members otherwise agree.

The Members shall not rely on, or introduce as evidence in any wbitral, judicial, or other proceeding:

(i) views expressed or suggestions made by another Member with respect to a possible settlement of the dispute; or

(ii) admissions made by another Member in the course of the mediation proceedings; or

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(iii) proposals made or views expressed by the mediator, or

(iv) the fact that another Member has or has not indicated willingness to accept a proposal for settlement made by the mediator, or other Member.

Section 4.0 Injunctive Relief. In the event a Panel deems it necessary in order to preserve such Member’s rights under the Operating Agreement, or to prevent irrevocable harm from an alleged violation of the Operating Agreement, such member may notwithstanding the Provisions of Sections 2 through 3 hereof, select its arbitrator as provided for in Section 5.3, and without further action request such arbitrator to issue a preliminary injunction which shall be binding on the Members in accordance with its terms. If the arbitrator issues such injunction, the same may be enforced in the manner as any final award of a Tribunal (as defined below). As soon as practical after the granting of any injunction, the Members shall resolve the dispute as provided for in this Dispute Resolution Procedure.

C.	Arbitration

Section 5.0 Arbitration. If the Members are able to resolve the dispute pursuant to the aforesaid negotiation and mediation provisions within thirty (30) days following commencement of the mediation proceeding, or if the mediation proceedings are terminated, the matter shall be submitted to arbitration in accordance with the procedures set forth below.

Section 5.1 Initiation of Arbitration. The arbitration shall be initiated by either Member delivering to the other a Notice of Intention to Arbitrate as provided for in Section 6 of the AAA Commercial Arbitration Rules.

Section 5.2. Governing Procedures. The arbitration shall be conducted by and at the Office of the American Arbitration Association in Denver, Colorado (or such other place agreed upon by the Members) in accordance with the Commercial Arbitration Rules and the Supplementary Procedures for Large; Complex Disputes (collectively, “AAA Guidelines”). In the event of a conflict between the AAA Guidelines and this Schedule, this Schedule shall govern. The Tribunal shall apply the governing substantive law chosen by the Members in the agreement involved in the dispute or, absent any such agreement, under applicable rules of law.

Section 5.3. Arbitration Panel. Unless the Members agree to a single arbitrator, there shall be three arbitrators, all of whom shall be fully active in their respective occupations or professions, knowledgeable as to the subject matter involved in the dispute, and experienced in arbitration proceedings. The foregoing shall not preclude otherwise qualified retired lawyers and/or judges. The arbitrators shall be chosen as follows: each Member shall have thirty (30) days from the delivery of a Notice of Intention to Arbitrate to designate an arbitrator. If a Member fails to designate an arbitrator within the thirty (30) day period, the other Member shall designate an additional arbitrator. The two (2) arbitrators chosen shall, within thirty (30) days after the designation of the arbitrator, choose the third arbitrator. If the first two arbitrators fail to agree upon a third arbitrator within thirty (30) days after the designation of the second arbitrator, the President of the AAA, or his designee, shall designate a third arbitrator having no conflict of interest involving the dispute or the Members. All arbitrators, prior to their selection, shall disclose all actual or perceived conflicts of interest involving the dispute or the Members. No

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arbitrator may serve if such arbitrator has a conflict of interest involving the subject matter of the dispute or with the Members. The three (3) arbitrators selected shall constitute the “Tribunal.” The third arbitrator shall serve as Chairman of the Tribunal.

All arbitrators, including those nominated by a Member, shall conduct themselves as neutrals. Except as otherwise provided herein or permitted by the Tribunal, no Member or anyone acting on its behalf shall have any ex parte communication with any arbitrator with respect to any matter of substance relating to the proceeding. The arbitrators shall be fully compensated in accordance with their normal hourly rates not to exceed $300 per hour (unless otherwise agreed to by the Members) for all time spent by them in connection with the arbitration proceeding, and pending final award, their compensation and expenses, shall be advanced equally by the Members.

In the event the Members agree to a single arbitrator, the selection of the arbitrator shall be made by mutual consent.

Section 5.4. Preliminary Hearings. Within thirty (30) days after the Tribunal has been appointed, a preliminary hearing among the Tribunal and counsel for the Members shall be held for the purpose of developing a plan for the management of the arbitration, which shall then be memorialized in an appropriate order. The matters which may be addressed include, in addition to those set forth in the AAA Guidelines. the following:

(a) Definition of issues;

(b) Scope, timing and types of discovery, if any;

(c) Schedule and place(s) of hearings;

(d) Setting of other timetables;

(e) Submission of motions and briefs;

(f) Whether and to what extent expert testimony will be required, whether the Tribunal should engage one or more neutral experts, and whether, if this is done, engagement of experts by the Members can be obviated or minimized;

(g) Whether and to what extent the direct testimony of witnesses will be received by affidavit or written witness statement; and

(h) Any other matters which may promote the efficient, expeditious, and cost-effective conducting of the proceeding.

Section 5.5 Management of the Arbitration. The Tribunal shall actively manage the proceedings as it deems best so as to make the same expeditious, economical, and less burdensome and adversarial than litigation.

Section 5.6. Discovery. The Tribunal shall permit and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the

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Members and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally before the Tribunal to testify, if there is a substantial, demonstrated need therefor.

Section 5.7. Service of Pagers and Documents. Papers, documents, and written communications shall be served by the Members directly upon each other and the Tribunal.

Section 5.8. Replacement. If an arbitrator resigns, becomes unable or unwilling to continue to serve on the panel, or is removed, a replacement shall be selected in the same manner as that arbitrator was chosen. If, prior to the replacement of an arbitrator as described above, the remaining arbitrators cannot agree whether to accept or reject the proceedings which have already occurred in the arbitration, or if the Members mutually agree that the arbitration has been irreparably tainted by the removal or withdrawing of an arbitrator, then anew Tribunal will be selected in accordance with Section 5.3 of this Schedule and the proceedings recommenced.

Section 5.9. Confidentiality. All papers, documents, briefs, written communication, testimony and transcripts as well as any and all Tribunal decisions shall be confidential and not disclosed to anyone other than the Tribunal, the Members, or the Members’ attorneys and expert witnesses (where applicable to their testimony), except that upon prior written consent of both Members, such information may be divulged to additional third parties. All third parties shall agree in writing to keep such information confidential.

Section 5.10. Hearings. The Tribunal may limit the issues so as to focus on the core of the dispute, limit the time allotted to each Member for presentation of its case, and exclude testimony and other evidence that it deems irrelevant, cumulative or inadmissible. Hearings may be held at any place designated by the Tribunal and, in the case of particular witnesses not subject to subpoena at the usual hearing site, at a place where such witnesses can be compelled to attend and, with the consent of all Members provided that the testimony is recorded, before a single member of the Tribunal.

Section 5.11 Stenographic Hearing. There shall be a stenographic transcript of the proceedings, the cost of which shall be borne equally by the Members pending the final award of the Tribunal.

Section 5.12. Final Award. The Tribunal shall promptly (within sixty (60) days of the conclusion of the proceedings or such longer period as the Members mutually agree) determine the claims of the Members and render their final award in writing. The award shall state with specificity the findings of fact and conclusions of law on which it rests. The award rendered by the Tribunal may be converted to a judgment and enforced in any court having jurisdiction to do so and may only be appealed pursuant to Section 5.14 of this Schedule.

If applicable law allows pre-award interest, the Tribunal may, in their discretion, grant preaward interest and, if so, such interest may be at commercial rates during the relevant period. The Tribunal may award all or a part of a Member’s reasonable attorneys’ fees and costs of arbitration, taking into account the final result of arbitration, the conduct of the Members and their counsel in, the course of the arbitration, and other relevant factors. The Tribunal shall not

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award indirect, consequential, special or punitive damages or loss of profits regardless of whether the possibility of such damage or loss was disclosed to, or reasonably foreseen by the Member against whom the claim is made; provided, however, that such damages shall be deemed to be direct damages in an award reimbursing payments made by a Member therefor to a third party. The Tribunal shall, in a final award, assess the amount of the costs of the proceedings.

Section 5.13. Corrections. Within thirty (30) days after delivery of an award to the Members, the Tribunal may make corrections on its own initiative and corrections requested by either Member, provided all such corrections are requested and made in writing and agreed to by a majority of the Tribunal.

Section 5.14. Judicial Review. Either Member may seek judicial review of the Tnbunal’s award only upon the grounds provided in Section 10(a) of Title 9 of the United States Code as amended November 15, 1990, and as subsequently amended from time to time thereafter. Any suit, action or proceeding whether at law or in equity, including any declaratory judgment or similar suit or action, constituting or pertaining to such judicial review, shall be instituted in the United States District Court for the District of Colorado in Denver, Colorado. Each Member waives any option or objection which it may now or thereafter have to the laying of the venue in any such suit, action or proceeding and irrevocably submits to the jurisdiction of any such court in any such suit; action or proceeding. Each Member agrees that a remedy at law for a violation of this Section 5.14 may not be adequate and therefore agree that the remedies of specific performance and injunctive relief shall be available in the event of any violation in addition to any other right or remedy at law or in equity to which any Member may be entitled.

If an award is reviewed and the Member seeking the review prevails, all costs and reasonable attorneys’ fees incurred by the Members in the review proceedings shall be borne by the Member incurring same. If the Member seeking the review does not prevail, it shall pay all costs and reasonable attorneys’ fees incurred by both Members in the review proceedings.

Section 5.15 Res Judicata. To the extent permitted by the law, any award by the Tribunal shall not be res judicata or have any binding effect in any unrelated litigation or arbitration where any Member may also be a member.

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